Exhibit 16.1

July 6, 2009

Securities and Exchange Commission
Washington, DC 20549

Commissioners:

We have read The Center for Wound Healing, Inc’s (The Center) statements included under Item 4.01 of its Form 8-K, filed on July 6, 2009 and we agree with such statements concerning our firm with respect to paragraph 4.01 (a) regarding The Center determining not to renew its engagement with our firm for the fiscal year ended June 30, 2009.

With respect to Item 4.01 (b) we have no basis to agree or disagree as to The Center’s engagement of its new independent registered public accounting firm.

/s/ Raich Ende Malter & Co. LLP